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                                                                      EXHIBIT 99




                                                       Contact:     Patrick Kane
                                                                  (412) 553-7833




        EQUITABLE RESOURCES SENIOR VICE PRESIDENT ANTICIPATES RETIREMENT


         PITTSBURGH, June 11 / -- Equitable Resources (NYSE: EQT) today announced that Gregory R. Spencer, Senior Vice President and Chief Administrative Officer, intends to retire in the second half of 2003. Mr. Spencer will continue to be an active contributor to the senior management team and will be instrumental in assuring an orderly transition of his duties. In conjunction with this announcement, Mr. Spencer filed a 10b5-1 plan to sell up to 260,000 shares over the next twelve months for asset diversification and tax planning. Stock-based compensation is a key component of the total compensation plans for the Equitable management team. As a result of the significant shareholder value created by the company during Mr. Spencer's tenure, a substantial portion of his past compensation was earned in the form of equity.

         Rule 10b5-1 allows corporate insiders to establish prearranged written plans to buy or sell stock over a specified period of time. Insiders may adopt such plans when they are not in possession of material insider information in order to gradually change their investment portfolio.


         Equitable Resources is an integrated energy company, with emphasis on Appalachian area natural gas production supply, natural gas transmission and distribution, and leading-edge energy management services for customers throughout the United States. The company also has energy service projects in selected international markets.

         Equitable Resources management speaks to investors from time to time. Slides for these discussions will be available online on Equitable's website, www.eqt.com. The slides will be updated periodically.